Filed pursuant to Rule 424(b)(7)

File No. 333-187621

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 16, 2013)

2,500,000 Shares

Einstein Noah Restaurant Group, Inc.

Common Stock

This is an offering of 2,500,000 shares of our common stock by Greenlight Capital, Inc. and its affiliates (“Greenlight” or the “selling shareholder”). See “Selling Shareholders.” We will not receive any proceeds from the shares of common stock sold in this offering.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BAGL.” The last reported sale price of our common stock on November 11, 2013 was $17.94 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-4 to read about factors you should consider before buying shares of our common stock.

PRICE $17.25 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Shareholder
Per share	$17.25	$0.25	$17.00
Total	$43,125,000	$625,000	$42,500,000

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter is offering the shares of our common stock as described in “Underwriting.” The underwriter expects to deliver the shares of common stock to purchasers on or about November 18, 2013.

MORGAN STANLEY

November 12, 2013

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, the “Company,” “we,” “us,” and “our” and similar terms refer to Einstein Noah Restaurant Group, Inc. References to our “common stock” refer to the common stock, par value $.001 per share, of Einstein Noah Restaurant Group, Inc.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. Neither we, the selling shareholder nor the underwriter has authorized any other person to provide you with different information. We, the selling shareholder and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriter is offering to sell, and are seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, we have made forward-looking statements in our filings, and we may make forward-looking statements in future filings, with the SEC, that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future performance or achievements expressed or implied by these forward-looking statements. Factors that might cause actual events or results to differ materially from those indicated by these forward-looking statements may include matters such as future economic performance, general economic conditions, consumer preferences and spending, costs, competition, new product execution, restaurant openings or closings, operating margins, the availability of acceptable real estate locations, the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity and capital resource needs, growth of franchise and licensing, the impact on our business as a result of Federal and/or State legislation including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules promulgated thereunder, future litigation and other matters, and are generally accompanied by words such as: “believes,” “anticipates,” “plans,” “intends,” “estimates,” “predicts,” “targets,” “expects,” “contemplates” and similar expressions that convey the uncertainty of future events or outcomes. These risks and uncertainties include, but are not limited to, the risk factors discussed under “Risk Factors” and matters described in this prospectus generally.

Our forward-looking statements speak only as of the date the statement is made. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as may be required under applicable law. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained or incorporated by reference in this filing will in fact occur. Given these uncertainties, you should not place undue reliance on our forward-looking statements.

SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus supplement. You should read this summary together with the entire prospectus supplement and the accompanying prospectus and the other documents identified under the headings “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus, including our financial statements and related notes thereto, before making an investment decision. See “Risk Factors” on page S-4 and in the Annual Report on Form 10-K for the fiscal year ended January 1, 2013 and the Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2013, which are incorporated by reference into this prospectus, for a discussion of the risks involved in investing in our securities.

Company Overview

Einstein Noah Restaurant Group, Inc. is a Delaware corporation operating primarily under the Einstein Bros. Bagels, Noah’s New York Bagels and Manhattan Bagel Company brands. We commenced operations as an operator and franchisor of coffee cafes in 1993. Substantial growth in our restaurant counts have occurred organically and through a series of acquisitions. Our largest acquisition was in 2001 when we acquired substantially all the assets of Einstein/Noah Bagel Corp. We have also grown by opening company-owned restaurants, working with franchisees on development agreements and promoting the licensing of our brand.

We are the largest owner/operator, franchisor and licensor of bagel specialty restaurants in the United States. Our retail system consists of over 840 restaurants in 41 states and in the District of Columbia. As a leading fast-casual restaurant chain, our restaurants specialize in high-quality foods for breakfast, lunch and afternoon snacks in a bakery-café atmosphere with a neighborhood emphasis. Collectively, our concepts span the nation with Einstein Bros. restaurants, Noah’s restaurants in California and Manhattan Bagel restaurants concentrated in eight states primarily in the Northeast. Currently, our Einstein Bros. and Noah’s are predominantly company-owned or licensed and our Manhattan Bagel restaurants are predominantly franchised.

Our product offerings include fresh-baked bagels and other bakery items baked on-site, made-to-order breakfast and lunch sandwiches on a variety of bagels, breads or wraps, gourmet soups and salads, assorted pastries, premium coffees and an assortment of snacks. Our manufacturing and independent distribution network delivers high-quality ingredients that are delivered fresh to our restaurants. We seek to create an inviting atmosphere which enables us to attract a diverse group of customers, approximately 60% women and 40% men, primarily in the middle to upper-middle income brackets within our breakfast traffic.

We believe that controlling the development, sourcing, manufacturing and distribution of our key products is an important element in ensuring both quality and profitability. To support this strategy, we have developed proprietary recipes, invested in processing technology and manufacturing capacity, and aligned ourselves with strategic suppliers.

We also believe that through franchising and licensing, we are able to increase our geographic footprint and brand recognition. This allows us to generate additional revenues without incurring significant additional expenses, such as those for capital commitments and rents, and avoid many of the other risks associated with opening new company-owned restaurants.

Corporate Information

Our principal executive offices are located at 555 Zang Street, Suite 300, Lakewood, Colorado, our telephone number at that address is (303) 568-8000 and our Internet address is www.einsteinnoah.com. The information on our Internet website is not incorporated by reference into this prospectus supplement, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only. Unless the context otherwise requires, references in this prospectus supplement to the Company, we, us, and our refer to Einstein Noah Restaurant Group, Inc.

The Offering

The following is a brief summary of the terms of this offering. For a more complete description of our common stock, see “Description of Capital Stock” beginning on page S-7 of this prospectus supplement.

Issuer	Einstein Noah Restaurant Group, Inc.

Shares of common stock offered by us	None

Shares of common stock offered by the selling shareholder	2,500,000

Shares of common stock held by the selling shareholder after this offering	6,733,469

Shares of common stock outstanding before this offering	17,573,536 (as of November 6, 2013)

Shares of common stock outstanding after the completion of this offering, assuming the sale of all shares offered hereby	17,573,536 (without regard to option exercises and other unrelated transactions, if any, affecting the number of our shares outstanding)

Use of proceeds	We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholder. See “Use of Proceeds.”

Risk Factors

Investing in our common stock involves a high degree of risk. See the “Risk Factors” section of this prospectus on page S-4 and in the documents we incorporate by reference in this prospectus supplement for a discussion of factors that you should consider carefully before deciding to invest in our securities.

NASDAQ symbol	“BAGL”

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks below relating to our common stock and the additional risks relating to our business and our industry under the heading “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended January 1, 2013, filed with the SEC on February 28, 2013, and on page 20 of our Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2013, filed with the SEC on May 2, 2013, incorporated by reference in this prospectus supplement (which risks may be updated, amended or supplemented from time to time in the future by other documents we file with the SEC), the other information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference before deciding to invest in our common stock. If any of the risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus. For more information, see “Where You Can Find More Information” and “Incorporation by Reference.”

We have a majority stockholder and are currently a “controlled company”; as a result of this offering we expect no longer to be a “controlled company” under NASDAQ corporate governance rules.

Greenlight beneficially owns approximately 52.5% of our common stock as of November 6, 2013. As a result, Greenlight has sufficient voting power, without the vote of any other stockholders, to determine what matters will be submitted for approval by our stockholders, to elect all of the members of our board of directors, and to determine whether a change in control of the Company occurs. Greenlight’s interests on matters submitted to stockholders may be different from those of other stockholders. Greenlight has voted its shares to elect our current board of directors, and the chairman of our board of directors was an employee of Greenlight until February 2011, when he retired from Greenlight.

We have listed our common stock on the NASDAQ Global Market. NASDAQ rules require us to have an audit committee consisting entirely of independent directors. However, under NASDAQ rules, if a single stockholder holds more than 50% of the voting power of a listed company, that company is considered a “controlled company”, and is exempt from several other corporate governance rules, including the requirement that companies have a majority of independent directors and independent director involvement in the selection of director nominees and in the determination of executive compensation. As a result, our stockholders do not have, and may never have, the protections that these rules are intended to provide. We currently have a majority of independent directors on the board of directors and an audit committee and a compensation committee that each consist entirely of independent directors. We do not have a nominating committee; however, all directors participate in the consideration of director nominees.

As a result of this offering, Greenlight’s percentage ownership in the Company will decline to less than 50% of the Company’s common stock. As a result, we will no longer be considered a “controlled company” under NASDAQ rules and will become subject to and be required to implement the heightened corporate governance rules of the exchange. In anticipation of this offering, the Company has taken the requisite steps to be in compliance with these heightened corporate governance rules, effective upon consummation of the offering. If we are unable to maintain compliance with these rules in the future, we may incur penalties or our shares could be delisted.

Future sales of shares of our common stock by our stockholders could cause our stock price to fall.

If a substantial number of shares of our common stock are sold in the public market, the market price of our common stock could fall. The perception among investors that these sales will occur could also produce this effect. Sales of our common stock by the selling shareholder, Greenlight, or a perception that Greenlight will sell their shares, pursuant to this prospectus supplement or otherwise, could cause a decrease in the market price of our common stock.

A “change of control” of the Company under our credit agreement would require us to amend the credit agreement or obtain a waiver thereunder.

Our credit agreement contains customary provisions regarding an event of default in the event of a “change of control” of the Company, which includes a person or group of related persons (other than Greenlight) acquiring beneficial ownership or voting control over 30% or more of the Company’s outstanding stock. In the event of a transaction pursuant to this offering that resulted in another person or group of related persons acquiring such a position in the Company’s stock, we would be required to obtain such an amendment or waiver from our lenders to avoid an event of default thereunder.

Based on the number of shares offered by Greenlight pursuant to the offering described in this prospectus supplement and the current reported holdings of our other stockholders, we are not aware of a person or group of related persons acquiring beneficial ownership or voting control which could trigger a “change of control” as defined in the credit agreement. There can be no assurance, however, that such a change of control will not occur in the future.

USE OF PROCEEDS

All of the shares of our common stock offered by this prospectus supplement will be sold by the selling shareholder. We will not receive any proceeds from the sale of shares of our common stock by the selling shareholder.

MARKET PRICE FOR COMMON STOCK AND DIVIDENDS

Our common stock is traded on the NASDAQ Global Market under the symbol “BAGL”. The following table sets forth the high and low sale prices for our common stock for each fiscal quarter during the periods indicated.

	High	Low
Fiscal 2013:
First Quarter	$15.25	$12.27
Second Quarter	$15.44	$13.08
Third Quarter	$17.77	$14.81
Fourth Quarter (through November 11, 2013)	$18.30	$17.10

	High	Low
Fiscal 2012:
First Quarter	$15.44	$13.75
Second Quarter	$17.75	$13.63
Third Quarter	$18.58	$13.94
Fourth Quarter	$18.58	$11.45

	High	Low
Fiscal 2011:
First Quarter	$17.04	$13.79
Second Quarter	$16.42	$13.54
Third Quarter	$15.99	$12.31
Fourth Quarter	$15.94	$11.48

The last reported sale price of our common stock on the NASDAQ Global Market on November 11, 2013 was $17.94.

As permitted by our credit facility, our Board of Directors (the “Board”) declared the following dividends in 2011, 2012 and through November 11, 2013:

Date Declared	Record Date	Dividend Per Share	Total Amount	Payment Date
			(in thousands)
May 3, 2011	June 1, 2011	$0.125	$2,094	July 15, 2011
August 3, 2011	September 1, 2011	$0.125	$2,096	October 15, 2011
November 2, 2011	December 1, 2011	$0.125	$2,100	January 15, 2012
January 18, 2012	March 1, 2012	$0.125	$2,106	April 15, 2012
May 1, 2012	June 1, 2012	$0.125	$2,120	July 15, 2012
July 30, 2012	September 1, 2012	$0.125	$2,141	October 15, 2012
November 1, 2012	December 3, 2012	$0.125	$2,120	January 15, 2013
December 6, 2012	December 17, 2012	$4.000	$68,090	December 27, 2012
January 30, 2013	March 1, 2013	$0.125	$2,136	April 15, 2013
April 30, 2013	June 3, 2013	$0.125	$2,165	July 15, 2013
July 30, 2013	September 3, 2013	$0.125	$2,188	October 15, 2013
October 29, 2013	December 2, 2013	$0.130	$2,285	January 15, 2014

On May 3, 2012, we announced that our Board authorized a review of strategic alternatives to the Company, including a possible business combination or sale, to maximize value for all stockholders. On December 6, 2012, we announced that our Board had completed its review and elected to recapitalize the Company by amending our existing credit facility and declaring a one-time special cash dividend of $4.00 per share payable to stockholders of record as of the close of business on December 17, 2012. The dividend was paid on December 27, 2012.

It is the current expectation of our Board that we will continue to pay a quarterly cash dividend, at the discretion of the Board, dependent on a variety of factors, including available cash and the overall financial condition of the Company. Like other companies incorporated in Delaware, we are also limited by Delaware law as to the payment of dividends.

In December 2010, our Board approved a discretionary program to repurchase up to $20.0 million of our outstanding common stock, subject to compliance with applicable laws and the terms of our credit facility. We did not purchase any shares of our common stock on the open market in fiscal 2011 or fiscal 2012. The repurchase program expired in December 2012 and was not renewed.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value, and 2,000,000 shares of preferred stock, $0.001 par value, of which 57,000 shares have been designated Series Z preferred stock and 700,000 shares have been designated as Series A junior participating preferred stock. As of November 6, 2013, 17,573,536 shares of common stock and were outstanding and no shares of Series Z or Series A junior participating preferred stock are outstanding. The outstanding shares of common stock have been duly authorized and are fully paid and non-assessable.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefor, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of 80% of our capital stock entitled to vote on such action.

Preferred Stock

Under our certificate of incorporation, our board of directors is authorized (subject to any limitations prescribed by law, our certificate of incorporation and the rules of any stock exchange on which our common stock may then be listed) to issue preferred stock from time to time in one or more series, which preferred stock will have such designations, preferences, rights, qualifications, limitations and restrictions as may be determined by the board of directors. The issuance of any additional shares of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have an adverse effect on the holders of our common stock, depending upon the rights of such preferred stock, by delaying or preventing a change in control, making removal of present management more difficult or resulting in restrictions upon the payment of dividends or other distributions to holders of common stock.

SELLING SHAREHOLDERS

The shares of common stock which may be sold by the selling shareholder pursuant to the accompanying prospectus consist of an aggregate of 2,500,000 shares held by Greenlight.

Greenlight currently beneficially owns approximately 52.5% of our common stock as of November 6, 2013. As a result, Greenlight has sufficient voting power, without the vote of any other stockholders, to determine what matters will be submitted for approval by our stockholders, to elect all of the members of our board of directors, and to determine whether a change in control of the Company occurs. E. Nelson Heumann is the chairman of our board of directors and retired from Greenlight in February 2011. Greenlight has beneficially owned more than 50% of our common stock since 2003.

The following table sets forth information about the selling shareholder as of November 6, 2013. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. The percentages of shares owned before and after the offering are based on 17,573,536 shares of our common stock outstanding as of November 6, 2013, which includes the outstanding shares of common stock offered pursuant to this prospectus supplement. The actual number of shares of our common stock covered by this prospectus supplement includes additional shares of our common stock that may be issued with respect to our common stock as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events. Unless otherwise indicated below, to our knowledge, the selling shareholder has sole voting and investment power with respect to their shares of common stock.

		Beneficial Ownership Before Offering		Number of Shares Offered Hereby	Beneficial Ownership After Offering
Name of Selling Shareholder	Class	Number of Shares Owned (2)	Percent (3)		Number of Shares Owned (2)	Percent (3)

Greenlight Capital, Inc. and its affiliates (1)	Common Stock	9,233,469	52.5%	2,500,000	6,733,469	38.3%

(1) Based on an amendment to Schedule 13D filed with the SEC on August 9, 2013. Greenlight Capital L.L.C., a Delaware limited liability company, beneficially owns 2,967,356 shares of Common Stock of the Issuer. Of these shares, 453,626 are held by Greenlight Capital, L.P., a Delaware limited partnership, and 2,513,730 are held by Greenlight Capital Qualified, L.P, a Delaware limited partnership. Greenlight Capital, Inc., a Delaware corporation, beneficially owns 7,736,611 shares of Common Stock of the Issuer. Of these shares, 453,626 are held by Greenlight Capital, L.P.; 2,513,730 are held by Greenlight Capital Qualified, L.P.; and 4,409,255 are held by Greenlight Capital Offshore Partners, a British Virgin Islands partnership. DME Advisors GP, L.L.C., a Delaware limited liability company, beneficially owns 1,856,858 shares of Common Stock of the Issuer. Of these shares, 750,000 are also beneficially owned by DME Advisors, L.P., a Delaware limited partnership, and 1,106,858 are also beneficially owned by DME Capital Management, L.P., a Delaware limited partnership. The 750,000 shares of Common Stock beneficially owned by DME Advisors, L.P. are held by a managed account. Of the 1,106,858 shares of Common Stock beneficially owned by DME Capital Management, L.P., 312,482 shares of Common Stock are held by Greenlight Capital Offshore Master (Gold), Ltd., a British Virgin Islands company and 794,376 shares of Common Stock are held by Greenlight Capital (Gold), L.P., a Delaware limited partnership. DME Management GP, L.L.C., a Delaware limited liability company, also beneficially owns the 794,376 shares of Common Stock of the Issuer held by Greenlight Capital (Gold), L.P. Mr. David Einhorn beneficially owns 9,233,469 shares of Common Stock of the Issuer. Pursuant to Rule 13d-4, each of the Selling Shareholders noted above disclaims such beneficial ownership except to the extent of their respective pecuniary interests therein.

(2) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes shares to which the shareholder has sole or shared voting power or investment power and also any shares that the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The number of shares indicated as owned after the offering assumes the sale of all shares offered by this prospectus supplement.

(3) Calculated based on 17,573,536 shares of our common stock outstanding on November 6, 2013.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock that may be relevant to you if you are a non-U.S. holder (as defined below) that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders who hold our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances, and does not address any state, local, foreign or other U.S. federal tax consequences (such as U.S. gift tax consequences). Furthermore, this discussion does not consider all U.S. federal income tax consequences (including any Medicare contribution tax consequences) that may be relevant to a particular non-U.S. holder in light of the holder’s specific facts and circumstances or to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including banks, insurance companies, financial institutions, tax-exempt entities, “controlled foreign corporations,” “passive foreign investment companies,” partnerships or other pass-through entities (or investors therein), holders of 10% or more of our common stock, U.S. expatriates, dealers and traders in securities, traders in securities that elect to use a mark-to-market method of accounting, persons liable for the alternative minimum tax, or persons that hold our common stock as part of a straddle, hedge, or conversion transaction. This discussion is based on provisions of the Code, U.S. Treasury regulations promulgated thereunder, and judicial decisions and current administrative rulings and practice, all as in effect and available as of the date of this prospectus supplement, and all of which are subject to change or differing interpretation, possibly with retroactive effect, which could result in tax consequences different from those as discussed below. If you are considering buying our common stock, you should consult your own tax advisor about current and possible future U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common stock in your particular situation, as well as tax consequences arising under any state, local or foreign tax laws, any other U.S. federal tax laws, and any applicable tax treaty.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is neither a partnership nor any of the following for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A modified definition of non-U.S. holder applies for U.S. federal estate tax purposes (as discussed below).

If an entity taxable as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and upon the activities of the partnership. Partnerships and their partners should consult their own tax advisors as to the tax consequences to them of the purchase, ownership and disposition of our common stock.

Distributions on our Common Stock

If distributions are paid on shares of our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will constitute a return of capital that is applied against and reduces a non-U.S. holder’s tax basis in our common stock to the extent the distributions exceed those earnings and profits. Distributions in excess of our current and accumulated earnings and profits and a non-U.S. holder’s tax basis in our common stock (determined on a share by share basis) will be treated as gain from the sale or exchange of our common stock, the treatment of which is discussed below. Dividends paid to a non-U.S. holder that are not “effectively connected” with the conduct of a trade or business within the U.S. of the non-U.S. holder will be subject to U.S. federal withholding tax at a 30% rate or, if an income tax treaty applies and certain certification requirements are satisfied (as described below), a lower rate specified by the treaty. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may establish its entitlement to the benefit of a reduced rate of withholding under such tax treaty by timely filing a properly completed Internal Revenue Service (“IRS”) Form W-8BEN (or a successor form) with the applicable withholding agent prior to the payment of a dividend or, if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S permanent establishment) are not subject to withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of our Common Stock

Subject to the discussion below under “Foreign Account Tax Compliance Act”, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•

The gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States. In such a case, unless an applicable tax treaty provides otherwise, the non-U.S. holder generally will be taxed on its net gain derived from the sale at regular graduated U.S. federal income tax rates in the same manner as if the holder were a resident of the United States, and in the case of a foreign corporation, may also be subject to a U.S. 30% branch profits tax (or a lower rate if specified by an applicable tax treaty) on its effectively connected earnings and profits.

•

The non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to U.S. federal income tax at a flat 30% rate on the gain derived from the sale (or at a lower rate specified by an applicable tax treaty), which may be offset by certain U.S.-source capital losses realized in the taxable year of the sale or other disposition.

•

At any time during the shorter of the 5-year period ending on the date of the sale or other disposition of our stock or the period that the non-U.S. holder held our common stock, our company is classified as a “United States real property holding corporation” for U.S. federal income tax purposes but, if our common stock is treated as “regularly traded on an established securities market” in the year of disposition, only if the non-U.S. holder owns or is treated as owning more than 5% of our common stock at any time within such period. A corporation generally is a United States real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the total fair market value of (i) its U.S. real property interests, (ii) its interests in real property located outside the United States, and (iii) any other of its assets used or held for use in a trade or business. In such a case, any taxable gain generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax will not apply. We believe that we are not and do not currently anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes; however, no assurance can be given that we will not become one in the future. Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a United States real property holding corporation.

Information Reporting and Backup Withholding

The amount of dividends on our common stock paid to a non-U.S. holder and the tax, if any, withheld with respect to those dividends will be reported annually to the IRS and each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to an applicable tax treaty or other agreement, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

Backup withholding (at a rate of 28%) generally will not apply to payments of dividends on common stock, provided the non-U.S. holder furnishes to the applicable withholding agent the required certification of its non-U.S. status (generally an IRS Form W-8BEN) and the applicable withholding agent does not have actual knowledge or reason to know that such holder is a “United States person” as defined in the Code, or otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the non-U.S. holder certifies under penalty of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Amounts withheld under the backup withholding rules do not constitute an additional U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information and an appropriate claim for refund is timely filed with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance Act

Under legislation, regulations and administrative guidance commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), a U.S. withholding agent may be required to withhold 30% of any dividends paid after June 30, 2014 and the gross proceeds of a sale of our common stock paid after December 31, 2016 to (i) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or qualifies for an exemption, or (ii) a non-financial foreign entity (whether such non-financial foreign entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements or qualifies for an exemption. Non-U.S. holders should contact their own tax advisors regarding the particular consequences to them of the application of FATCA to their ownership of our common stock.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be included in that individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

You are urged to consult your own tax advisor with respect to the particular tax consequences to you of the purchase, ownership and disposition of our common stock, including the effect of any U.S. state, local, non-U.S. tax consequences or other applicable tax laws.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, Morgan Stanley & Co. LLC, as the sole underwriter, has agreed to purchase, and the selling shareholder has agreed to sell to it 2,500,000 shares of common stock.

The underwriter is offering the shares of common stock subject to its acceptance of the shares from the selling shareholder and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken.

The underwriter initially proposes to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling shareholder.

	Per Share	Total
Public offering price	$17.25	$43,125,000
Underwriting discounts and commissions to be paid by the selling shareholder	$0.25	$625,000
Proceeds, before expenses, to selling shareholder	$17.00	$42,500,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $0.00. The estimated offering expenses payable by the selling shareholder, exclusive of the underwriting discounts and commissions, are approximately $250,000.

We, the selling shareholder and our directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, we and they will not, during the period ending 90 days, in the case of the Company and the selling shareholder, and two weeks, in the case of our directors and officers, after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriter; or

•

the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriter have been advised in writing; or

•

transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

The restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or material news event relating to us occurs, or

•

prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period or provide notification to Morgan Stanley & Co. LLC of any earnings release or material news or material event that may give rise to an extension of the initial restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the option. The underwriter can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the option. The underwriter may also sell shares in excess of the option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We, the selling shareholder and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered and sold in this offering will be passed upon for us by Alston & Bird LLP. Certain legal matters will be passed upon for the underwriter by Davis Polk & Wardwell LLP.

EXPERTS

The financial statements, schedule, and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov. You may also retrieve our SEC filings at our Internet website at www.einsteinnoah.com. The information contained on our website is not a part of this prospectus supplement.

INCORPORATION BY REFERENCE

We are “incorporating by reference” information into this prospectus supplement. This means that we are disclosing important information by referring to another document separately filed with the SEC. This information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about us.

•	Annual Report on Form 10-K for the year ended January 1, 2013;

•	the information responsive to Part III of Form 10-K for the year ended January 1, 2013 provided in our Proxy Statement on Schedule 14A filed on March 26, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended April 2, 2013, July 2, 2013 and October 1, 2013;

•

Current Reports on Form 8-K filed with the SEC on February, 1, 2013, March 7, 2013, April 30, 2013, June 4, 2013, July 12, 2013, August 5, 2013, August 6, 2013, August 9, 2013, September 25, 2013 and November 12, 2013; and

•

the description of the Company’s common stock set forth in the Registration Statement on Form 8-A filed with the SEC on June 5, 2007, under the Exchange Act, and any amendment or report filed for the purpose of updating that description.

We also incorporate by reference into this prospectus supplement any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) after the date of this prospectus supplement and before the end of the offering of the securities pursuant to this prospectus supplement or the offering is otherwise terminated.

We encourage you to read our periodic and current reports, as they provide additional information about us that prudent investors find important. You may request a copy of these filings without charge by writing to or by telephoning us at the following address:

Attn: Secretary

555 Zang Street, Suite 300

Lakewood, Colorado 80228

(303) 568-8000

Prospectus

Einstein Noah Restaurant Group, Inc.

10,733,469 Shares of Common Stock

This prospectus relates to the resale of up to 10,733,469 shares of our common stock that are currently outstanding and held by Greenlight Capital, L.L.C. and its affiliates (“Greenlight”). The Company is not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of such shares. A selling shareholder, or its pledgees, donees, assignees, transferees or successors-in-interest, may offer the shares from time to time through ordinary brokerage transactions, transactions in which brokers solicit purchases, negotiated transactions, or in a combination of such methods of sale, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We cannot predict when or in what amounts a selling shareholder may sell any of the shares offered by this prospectus.

This prospectus provides a general description of the securities the selling shareholders may offer and the plan of distribution therefor. Each time the selling shareholders sell securities, specific terms of such transaction may be provided in a supplement to this prospectus, to the extent required. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement. You should carefully read this prospectus and any prospectus supplement, as well as the documents incorporated by reference into this prospectus, before you invest.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is listed on the Nasdaq Global Select Market and traded under the symbol “BAGL.” On April 15, 2013, the closing sale price of our common stock on such market was $14.05 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 16, 2013

ABOUT THIS PROSPECTUS

In this prospectus, the “Company,” “we,” “us,” and “our” and similar terms refer to Einstein Noah Restaurant Group, Inc. References to our “common stock” refer to the common stock, par value $.001 per share, of Einstein Noah Restaurant Group, Inc.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf registration process, the selling shareholders may, from time to time, sell the offered securities in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more of the selling shareholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the later-dated document modifies or supersedes the earlier statement.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock. You should read both this prospectus and any applicable prospectus supplement together with the additional information about our company to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, we have made forward-looking statements in our filings, and we may make forward-looking statements in future filings, with the SEC, that are incorporated by reference in this prospectus. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future performance or achievements expressed or implied by these forward-looking statements. Factors that might cause actual events or results to differ materially from those indicated by these forward-looking statements may include matters such as future economic performance, general economic conditions, consumer preferences and spending, costs, competition, new product execution, restaurant openings or closings, operating margins, the availability of acceptable real estate locations, the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity and capital resource needs, growth of franchise and licensing, the impact on our business as a result of Federal and/or State legislation including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules promulgated thereunder, future litigation and other matters, and are generally accompanied by words such as: “believes,” “anticipates,” “plans,” “intends,” “estimates,” “predicts,” “targets,” “expects,” “contemplates” and similar expressions that convey the uncertainty of future events or outcomes. These risks and uncertainties include, but are not limited to, the risk factors discussed under “Risk Factors” and matters described in this prospectus generally.

Our forward-looking statements speak only as of the date the statement is made. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as may be required under applicable law. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained or incorporated by reference in this filing will in fact occur. Given these uncertainties, you should not place undue reliance on our forward-looking statements.

PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus and the other documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus, including our financial statements, the notes to those financial statements, before making an investment decision. See “Risk Factors” on page 4 and in the Annual Report on Form 10-K for the fiscal year ended January 1, 2013, which is incorporated by reference into this prospectus, for a discussion of the risks involved in investing in our securities.

Company Overview

Einstein Noah Restaurant Group, Inc. is a Delaware corporation operating primarily under the Einstein Bros. Bagels, Noah’s New York Bagels and Manhattan Bagel Company brands. We commenced operations as an operator and franchisor of coffee cafes in 1993. Substantial growth in our restaurant counts have occurred organically and through a series of acquisitions. Our largest acquisition was in 2001 when we acquired substantially all the assets of Einstein/Noah Bagel Corp. We have also grown by opening company-owned restaurants, working with franchisees on development agreements and promoting the licensing of our brand.

We are the largest owner/operator, franchisor and licensor of bagel specialty restaurants in the United States. As of January 1, 2013, we had 816 restaurants in 39 states and in the District of Columbia. In January 2013, we opened an Einstein Bros. franchise in Montana, our fortieth state. As a leading fast-casual restaurant chain, our restaurants specialize in high-quality foods for breakfast, lunch and afternoon snacks in a bakery-café atmosphere with a neighborhood emphasis. Collectively, our concepts span the nation with Einstein Bros. restaurants, Noah’s restaurants in California and Manhattan Bagel restaurants concentrated in eight states primarily in the Northeast. Currently, our Einstein Bros. and Noah’s are predominantly company-owned or licensed and our Manhattan Bagel restaurants are predominantly franchised.

Our product offerings include fresh-baked bagels and other bakery items baked on-site, made-to-order breakfast and lunch sandwiches on a variety of bagels, breads or wraps, gourmet soups and salads, assorted pastries, premium coffees and an assortment of snacks. Our manufacturing and independent distribution network delivers high-quality ingredients that are delivered fresh to our restaurants. We seek to create an inviting atmosphere which enables us to attract a diverse group of customers, approximately 60% women and 40% men, primarily in the middle to upper-middle income brackets within our breakfast traffic.

We believe that controlling the development, sourcing, manufacturing and distribution of our key products is an important element in ensuring both quality and profitability. To support this strategy, we have developed proprietary recipes, invested in processing technology and manufacturing capacity, and aligned ourselves with strategic suppliers.

We also believe that through franchising and licensing, we are able to increase our geographic footprint and brand recognition. This allows us to generate additional revenues without incurring significant additional expenses, such as those for capital commitments and rents, and avoid many of the other risks associated with opening new company-owned restaurants.

Corporate Information

Our principal executive offices are located at 555 Zang Street, Suite 300, Lakewood, Colorado, our telephone number at that address is (303) 568-8000 and our Internet address is www.einsteinnoah.com. The information on our Internet website is not incorporated by reference into this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only. Unless the context otherwise requires, references in this prospectus to the Company, we, us, and our refer to Einstein Noah Restaurant Group, Inc.

The Offering

Issuer	Einstein Noah Restaurant Group, Inc.

Shares of common stock offered by us	None

Shares of common stock offered by the selling stockholders	10,733,469

Shares of common stock outstanding before this offering	17,305,660 (as of March 27, 2013)

Shares of common stock outstanding after the completion of this offering, assuming the sale of all shares offered hereby	17,305,660 (without regard to option exercises and other unrelated transactions, if any, affecting the number of our shares outstanding)

Use of proceeds	We will not receive any proceeds from the resale of the common stock by the selling stockholders

Risk Factors

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 4 and in the documents we incorporate by reference in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the risks below relating to our common stock and the additional risks relating to our business and our industry under the heading “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended January 1, 2013, filed with the SEC on March 1, 2013, incorporated by reference in this prospectus (which risks may be update, amended or supplemented from time to time in the future by other documents we file with the SEC), the other information in this prospectus and the documents incorporated by reference before deciding to invest in our securities. If any of the risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline, and you could lose all or part of your investment. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We have a majority stockholder and are a “controlled company”.

Greenlight beneficially owns approximately 62.0% of our common stock as of March 29, 2013. As a result, Greenlight has sufficient voting power, without the vote of any other stockholders, to determine what matters will be submitted for approval by our stockholders, to elect all of the members of our board of directors, and to determine whether a change in control of the Company occurs. Greenlight’s interests on matters submitted to stockholders may be different from those of other stockholders. Greenlight has voted its shares to elect our current board of directors, and the chairman of our board of directors was an employee of Greenlight until February 2011, when he retired from Greenlight.

We have listed our common stock on the NASDAQ Global Market. NASDAQ rules require us to have an audit committee consisting entirely of independent directors. However, under NASDAQ rules, if a single stockholder holds more than 50% of the voting power of a listed company, that company is considered a “controlled company”, and is exempt from several other corporate governance rules, including the requirement that companies have a majority of independent directors and independent director involvement in the selection of director nominees and in the determination of executive compensation. As a result, our stockholders do not have, and may never have, the protections that these rules are intended to provide. We currently have a majority of independent directors on the board of directors and an audit committee and a compensation committee that each consist entirely of independent directors. We do not have a nominating committee; however, all directors participate in the consideration of director nominees.

Future sales of shares of our common stock by our stockholders could cause our stock price to fall.

If a substantial number of shares of our common stock are sold in the public market, the market price of our common stock could fall. The perception among investors that these sales will occur could also produce this effect. Sales of our common stock by our majority stockholder, Greenlight, or a perception that Greenlight will sell their shares, pursuant to this prospectus or otherwise, could cause a decrease in the market price of our common stock.

A “change of control” of the Company under our credit agreement would require us to amend the credit agreement or obtain a waiver thereunder.

Our credit agreement contains customary provisions regarding an event of default in the event of a “change of control” of the Company, which includes a person or group of related persons (other than Greenlight) acquiring beneficial ownership or voting control over 30% or more of the Company’s outstanding stock. In the event of a transaction pursuant to this offering that resulted in another person or group of related persons acquiring such a position in the Company’s stock, we would be required to obtain such an amendment or waiver from our lenders to avoid an event of default thereunder.

USE OF PROCEEDS

This prospectus relates to the offer and sale from time to time of up to an aggregate of 10,733,469 shares of common stock for the account of the selling shareholders referred to in this prospectus. We will not receive any proceeds from the sale of shares by the selling shareholders.

SELLING SHAREHOLDERS

The shares of common stock which may be sold by the selling shareholders pursuant to this prospectus consist of an aggregate of 10,733,469 shares held by Greenlight.

Greenlight currently beneficially owns approximately 62.0% of our common stock as of March 29, 2013. As a result, Greenlight has sufficient voting power, without the vote of any other stockholders, to determine what matters will be submitted for approval by our stockholders, to elect all of the members of our board of directors, and to determine whether a change in control of the Company occurs. E. Nelson Heumann is the chairman of our board of directors and retired from Greenlight in February 2011. Greenlight has beneficially owned more than 50% of our common stock since 2003.

The following table sets forth information about the selling shareholders as of March 29, 2013. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. The percentages of shares owned before and after the offering are based on 17,305,660 shares of our common stock outstanding as of March 27, 2013, which includes the outstanding shares of common stock offered by this prospectus. The actual number of shares of our common stock covered by this prospectus and included in the registration statement of which this prospectus forms a part, includes additional shares of our common stock that may be issued with respect to our common stock as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events. Unless otherwise indicated below, to our knowledge, the selling shareholders have sole voting and investment power with respect to their shares of common stock.

		Beneficial Ownership Before Offering			Beneficial Ownership After Offering
Name of Selling Shareholder	Class	Number of Shares Owned (2)	Percent (3)	Shares that may be Offered by this Prospectus	Number of Shares Owned (2)	Percent (3)
Greenlight Capital, L.L.C. and its affiliates (1)	Common Stock	10,733,469	62.0%	10,733,469	0	0%

(1) Based on an amendment to Schedule 13D filed with the SEC on January 17, 2012. Greenlight Capital L.L.C., a Delaware limited liability company, beneficially owns 4,361,656 shares of Common Stock of the Issuer. Of these shares, 1,030,926 are held by Greenlight Capital, L.P., a Delaware limited partnership, and 3,330,730 are held by Greenlight Capital Qualified, L.P, a Delaware limited partnership. Greenlight Capital, Inc., a Delaware corporation, beneficially owns 8,876,611 shares of Common Stock of the Issuer. Of these shares, 1,030,926 are held by Greenlight Capital, L.P.; 3,330,730 are held by Greenlight Capital Qualified, L.P.; and 4,514,955 are held by Greenlight Capital Offshore Partners, a British Virgin Islands partnership. DME Advisors GP, L.L.C., a Delaware limited liability company, beneficially owns 1,856,858 shares of Common Stock of the Issuer. Of these shares, 750,000 are also beneficially owned by DME Advisors, L.P., a Delaware limited partnership, and 1,106,858 are also beneficially owned by DME Capital Management, L.P., a Delaware limited partnership. The 750,000 shares of Common Stock beneficially owned by DME Advisors, L.P. are held by a managed account. Of the 1,106,858 shares of Common Stock beneficially owned by DME Capital Management, L.P., 312,482 shares of Common Stock are held by Greenlight Capital Offshore Master (Gold), Ltd., a British Virgin Islands company and 794,376 shares of Common Stock are held by Greenlight Capital (Gold), L.P., a Delaware limited partnership. DME Management GP, L.L.C., a Delaware limited liability company, also beneficially owns the 794,376 shares of Common Stock of the Issuer held by Greenlight Capital (Gold), L.P. Mr. David Einhorn beneficially owns 10,733,469 shares of Common Stock of the Issuer. Pursuant to Rule 13d-4, each of the Selling Shareholders noted above disclaims such beneficial ownership except to the extent of their respective pecuniary interests therein.

(2) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes shares to which the shareholder has sole or shared voting power or investment power and also any shares that the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The number of shares indicated as owned after the offering assumes the sale of all shares offered by this prospectus.

(3) Calculated based on 17,305,660 shares of our common stock outstanding on March 27, 2013.

We do not know when or in what quantities the selling shareholders may offer shares for sale. The selling shareholders might not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. For purposes of the table above, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders and that, during the offering, there will be no other sales or purchases of common stock by the selling shareholders.

Any supplement to this prospectus may contain additional or varied information about the selling shareholders and any of their pledgees, donees, assignees, transferees and successors-in-interest who may later hold their shares of common stock other than as a result of a public sale.

PLAN OF DISTRIBUTION

The selling shareholders or any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their common shares on the Nasdaq Global Select Market or any other stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions. These sales may be at fixed, negotiated or market prices. The selling shareholders may use any one or more of the following methods when selling shares:

—	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

—	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

—	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

—	an exchange distribution in accordance with the rules of the applicable exchange;

—	privately negotiated transactions;

—	settlement of short sales entered into after the date of this prospectus;

—	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

—	a combination of any such methods of sale;

—	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

—	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, not in excess of customary brokerage commissions.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also, on or after the date of this prospectus, sell the common stock short or short against the box and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such persons and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed the Company that currently there are no written or oral agreements or understandings, directly or indirectly, with any person to distribute the shares to be sold hereunder. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling shareholders at this time. The selling shareholders, however, may enter into one or more agreements with brokers or other agents to facilitate any of the sales methods noted herein.

The shares to be sold hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares to be sold hereunder may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling shareholders or any other person.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling shareholders to the extent required under the Securities Act. We may pay some or all of the fees and expenses incurred incident to the registration of the shares other than underwriting or selling commissions or fees.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Rhonda J. Parish, our Chief Legal, People and Risk Officer. Ms. Parish beneficially owns common stock, options to acquire common stock and restricted stock units in an aggregate amount of less than 1% of our total outstanding shares of common stock.

EXPERTS

The financial statements, schedules, and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy such reports at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.

We have filed with the SEC a registration statement on Form S-3 to register the common shares that are being offered in this prospectus. This prospectus is part of the registration statement. Each time the selling shareholders sell shares of our common stock under the registration statement of which this prospectus is a part, the selling shareholders will provide a prospectus and any prospectus supplement containing specific information about the terms of the applicable offering, as and to the extent required by law. Such prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described above before you decide whether to invest in our common stock. This prospectus does not include all of the information contained in the registration statement. For further information about us and the common stock offered in this prospectus, you should review the registration statement, which is available at the SEC’s Internet site. You can inspect or copy the registration statement, at prescribed rates, at the SEC’s public reference facilities at the address listed above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically modify or supersede the prior information to the extent that the subsequent information modifies or conflicts with the prior information. We incorporate by reference the documents listed below which have been filed with the SEC:

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Annual Report on Form 10-K for the fiscal year ended January 1, 2013 filed with the SEC on March 1, 2013, including portions of our proxy statement for the 2013 annual meeting of our stockholders, filed with the SEC on March 26, 2013, to the extent specifically incorporated by reference therein; and

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the description of the Company’s common stock set forth in the Registration Statement on Form 8-A filed with the SEC on June 5, 2007, under the Exchange Act, and any amendment or report filed for the purpose of updating that description.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of this offering are deemed to be incorporated by reference into this prospectus and will constitute a part of this prospectus from the date of filing of those documents. You should read the information incorporated by reference because it is an important part of this prospectus.

Any statement made in this prospectus concerning a document incorporated by reference will be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

The Company will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, including any exhibits which are specifically incorporated by reference into such documents. Requests should be directed to our principal executive offices as follows:

Attn: Secretary

555 Zang Street, Suite 300

Lakewood, Colorado 80228

(303) 568-8000

These documents are also available at the SEC’s website at www.sec.gov.